INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Somerset Hills Bancorp:

We consent to the use of our report dated September 6, 2002, with respect to the consolidated balance sheets of Somerset Hills Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading "Experts" in the prospectus.



KPMG LLP
Short Hills, New Jersey
September 16, 2002